Exhibit 24.1

POWER OF ATTORNEY

Dated: July 16, 2009

Know All Men By These Presents, that the undersigned directors and officers of Regions Financial Corporation (the “Corporation”) whose signatures appear below, hereby constitute and appoint John D. Buchanan and Carl L. Gorday, and each or either of them, as his or her true and lawful agent and attorney-in-fact, with full power of substitution and re-substitution, and with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as directors and officers of the Corporation, a Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, relating to the registration of up to 80,000,000 shares of common stock distributable under employee benefit plans of the Corporation.

Each of the undersigned has executed this power of attorney on the date first written above.

Signature	Title

/s/ Samuel W. Bartholomew Jr. Samuel W. Bartholomew Jr.	Director

/s/ George W. Bryan George W. Bryan	Director

/s/ David J. Cooper, Sr. David J. Cooper, Sr.	Director

/s/ Ernest W. Deavenport, Jr. Ernest W. Deavenport, Jr.	Director

/s/ Don DeFosset Don DeFosset	Director

/s/ O.B. Grayson Hall, Jr. O.B. Grayson Hall, Jr.	Director

/s/ James R. Malone James R. Malone	Director
/s/ Susan W. Matlock Susan W. Matlock	Director

/s/ John E. Maupin, Jr. John E. Maupin, Jr.	Director

/s/ Charles D. McCrary Charles D. McCrary	Director

/s/ Claude B. Nielsen Claude B. Nielsen	Director

/s/ C. Dowd Ritter C. Dowd Ritter	Director

/s/ John R. Roberts John R. Roberts	Director

/s/ Lee J. Styslinger III Lee J. Styslinger III	Director